Exhibit 99.1

900 North Michigan Avenue Suite 1600 Chicago, Illinois 60611 (312) 274-2000
Contact:
G. MARC BAUMANN
Executive Vice President and
Chief Financial Officer
Standard Parking Corporation
(312) 274-2199
mbaumann@standardparking.com
FOR IMMEDIATE RELEASE
Standard Parking Corporation Announces Secondary
Common Stock Offering By Selling Stockholders
CHICAGO, November 2, 2009 — Standard Parking Corporation (Nasdaq:STAN) today announced the underwritten public offering of 5,800,000 shares of its common stock by GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Benefit Plan Fund Ltd., GSO Capital Opportunities Fund LP and CML VII, LLC. The underwriters have a 30-day option to purchase up to an additional 870,000 shares from the selling stockholders to cover over-allotments. Standard Parking will not receive any proceeds from this offering. The total number of shares of common stock outstanding will not change as a result of this offering.
Credit Suisse Securities (USA) LLC and William Blair & Company, L.L.C. are serving as joint book-running managers and underwriters for this offering. The offering of the securities is made only by means of a written prospectus and related prospectus supplement forming a part of the effective registration statement. When available, copies of the prospectus and prospectus supplement relating to this offering may be obtained from Credit Suisse, Attention: Prospectus Department, Eleven Madison Avenue, New York, New York 10010-3629, Telephone number: +1 800 221-1037 or William Blair & Company, L.L.C., Attention: Prospectus Department, 222 West Adams Street, Chicago, Illinois 60606, Telephone number: +1 800 621-0687.
The shares are being offered pursuant to an effective registration statement that was previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.
Standard Parking, with almost 12,000 employees, manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.
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